ISSUER FREE WRITING PROSPECTUS
Dated August 6, 2021
Filed Pursuant to Rule 433
Related to the Preliminary Prospectus
Supplement dated August 6, 2021 and
Registration Statement No. 333-252386

biovie

Developing Transformative Therapies to Overcome Chronic Debilitating Diseases

Corporate Presentation • August 2021

Forward-looking statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause BioVie's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. BioVie has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are: successful completion of the acquisition of the biopharmaceutical assets from NeurMedix Inc., BioVie's need for, and the availability of, substantial capital in the future to fund its operations and research and development. Other risks are that BioVie's compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. BioVie cannot guarantee the effectiveness of its patents or Orphan Drug designations. A more complete description of these risk factors is included in BioVie's filings with the Securities and Exchange Commission. In addition to the risks described above and in BioVie's filings with the Securities and Exchange Commission, other unknown or unpredictable factors also could affect BioVie's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. You should not place undue reliance on any forward-looking statements. BioVie undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of that these slides are posted to BioVie's website or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

We have filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this presentation relates (File No. 333-252386). Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the registration statement (including the risk factors described and incorporated by reference therein) for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968-9355 or e-mail: prospectus@think-equity.com.

This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is only being made by means of the prospectus supplement.

Investment Highlights

bioVie

- Multiple shots on goal focused on unmet medical needs: advanced liver disease, neurodegenerative, oncology
- BIV201: Orphan drug candidate in Phase 2b for refractory ascites; readout anticipated in early 2022. HRS-AKI trials planned.
- NE3107: inhibitor of pathologic inflammation and insulin resistance without toxicity and immunosuppression in studies to-date. Alzheimer's Phase 3 study initiated. Phase 2 for Parkinson's, multiple myeloma, prostate cancer follow
- Capital efficient development plans with expected near-term data readouts

Leadership Team



Cuong Do
President & Chief Executive Officer

- 30+ years in biopharma & technology
- President, Samsung Global Strategy Group
- Chief Strategy Officer for Merck
- Senior partner at McKinsey & Company



Jonathan Adams
Liver Cirrhosis Program

- 30+ years in biopharma
- Founded LAT Pharma (BioVie predecessor)
- Mission Pharmacal
- Corbett and other healthcare agencies
- Searle Pharmaceuticals



Clarence Ahlem
Neurodegenerative Disease Program

- 35+ years in biopharma
- Vice President, Product Development Harbor Therapeutics
- Director, Product Development, Hollis-Eden Pharmaceuticals
- SyStemix
- Hybritech
- US San Diego



Chris Reading, PhD
Neurodegenerative Disease Program

- 40+ years in biopharma
- Chief Scientific Officer, Hollis-Eden Pharmaceuticals
- VP of Product and Process Dev. for Systemix
- U Texas Dept. of Tumor Biology
- MD Anderson Cancer Center
- Over 130 peer-reviewed publications



J. Wendy Kim
Chief Financial Officer

- 35 years in finance/ accounting
- As CFO managed corporate finance and operations groups
- Closed M&A transactions and secured financings
- Combined 22 years at KPMG and BDO LLP

Pipeline

biovie

Disease Target	Drug Candidate	Discovery	Preclinical	Phase I	Phase II	Phase III
Alzheimer's	NE3107					
HRS-AKI	BIV201					
Ascites	BIV201					
Parkinson's	NE3107					
Multiple Myeloma	NE3107					
Prostate Cancer	NE3107					

Disease Target: Refractory Ascites

Refractory ascites patients typically undergo **paracentesis** to remove ascites fluid every week to 10 days

Paracentesis:

- Withdrawal of 5–10L of ascites fluid (on average) from abdomen using a large bore needle
- Provides a few days of symptomatic relief
- The kidneys are "burning out" by retaining massive quantities of salt and water
- Patients suffer frequent life-threatening complications
- No remaining options except for TIPS* surgery or liver transplant
- Estimated $670 million addressable US market with 20,000 targeted patients
- **No drugs ever approved by FDA** to treat ascites



Our first disease target is ascites, the accumulation of 5+ liters of fluid in the abdomen.

* TIPS = transjugular intrahepatic portosystemic shunt to channel blood flow around the liver

Novel Prefilled Syringe with Patent-pending Liquid Formulation

biovie

- **BIV201** – our novel liquid formulation of terlipressin. We will seek patent protection in at least the US, Europe, China and Japan
- **Accurate dosing:** Eliminates mixing minute quantities of powder terlipressin that could result in medication errors or sterility loss
- **Enhanced convenience:** Simply inject fluid into the saline bag and attach to pump

BIV201 Prefilled Syringe
Stable for 18+months at room temp.

Needle or Connector

50 mL bag of saline for insertion into pump

Portable pump
Carried in small satchel



BIV201 Development Plans

bioVie

Ascites

- Revised Phase 2b protocol and CMC package covering prefilled syringe cleared by FDA
- 20 to receive BIV201 therapy + standard of care (SOC); 10 to receive SOC only (control group)
  - Primary composite endpoint: Incidence of ascites-related complications over 180 days following randomization
  - Secondary endpoints include ascites fluid removed over 90 days
- Timeframe: Two 28-day cycles of BIV201 therapy within 4 months, then follow patients for additional 60 days
- Currently activating 9 sites and screening patients
  - 8 sites actively screening
  - Patient consenting underway
- Same trial design planned for a single pivotal Phase 3 in mid-2022 with ~120 subjects

HRS-AKI

- Planning a registrational Phase 3 trial in HRS-AKI*
  - Based on changing serum creatinine indicate renal function decline
  - **Expecting better outcomes** because earlier treatment is possible
  - **Expecting improved safety** with continuous infusion dosing compared to Mallinckrodt's CONFIRM study of terlipressin in HRS type 1
    - Mallinckrodt used bolus injections (1 or 2 mg given over approx. 5 min)
    - They achieved the efficacy objective, but FDA had safety concerns that we believe prevented approval
- Pre-IND package submitted to FDA
  - We plan to use same PI's, same sites, and same drug product as our current ascites study
  - Orphan drug designation for HRS (in addition to ascites)

* Hepatorenal syndrome – acute kidney injury

The roles of inflammation and insulin resistance are well established in AD progression

bioVie

- At the Alzheimer's Association International Conference 2021
  - Hundreds of presentations on neuroinflammation as a driver of AD
  - Dozens of presentations on inflammation-driven brain insulin resistance
- Neuroinflammation and insulin resistance are described as primary factors leading to cognitive decline and neuronal loss in AD
  - Neuroinflammation ~3,400 publications
  - Insulin resistance ~ 900 publications
- There are 7 current biotech/pharma anti-neuroinflammation trials
- AD has been termed "Type 3 Diabetes" and "cognitive-metabolic syndrome"

NE3107: A Differentiated Molecule

- First-in-class molecule with desirable characteristics:
  - Small molecule; orally bioavailable
  - Crosses blood-brain barrier
  - Excellent safety profile observed to date in pre-clinical and clinical trials
- Specifically targets extracellular signal regulated kinase (ERK) and Nuclear Factor kappa-B (NFκB) activation in pathological inflammation signaling pathways
- Acts at the right place at the right time as an upstream inhibitor of neuroinflammation and inflammation-driven insulin-resistance signaling pathways controlled by ERK and NFκB
- Does not inhibit ERK and NFκB homeostatic activity

Extracellular Signal-Regulated Kinase (ERK)

biovie


Homeostatic
Pathways
via Ras/Raf/Mek
ERK
Inflammatory
Pathways
via NFκB

Critical player for both homeostasis and inflammation (and resulting inflammation-induced insulin resistance)

NE3107 blocks inflammatory, but not homeostatic ERK signaling

Based on animal models:

- Blocks only inflammatory phosphorylation of ERK by MEK
  - Breaks TNFα reactivation cycle
  - Inhibits inflammation-induced insulin resistance
- Does not affect ERK phosphorylation by Ras/Raf/MEK
- No effects on homeostasis


Extra-cellular Signals
MEK
MEK-P
NE3107
ERK
ERK-P
TNFα Production
Perpetuates Inflammatory Effects

Note: NE3107 was originally known as HE3286 from Hollis-Eden Pharmaceuticals

Prior NE3107 Clinical Studies

bioVie

Phase 1
Obese, impaired glucose tolerant healthy volunteers

NE3107:
- Improved insulin-stimulated glucose disposal, assessed by hyperinsulinemic, euglycemic glucose clamp procedures, the "gold standard" for insulin sensitivity.
- Decreased C-reactive protein (CRP[1]) and increased HDL and adiponectin (both associated with benefit in AD).
- Showed no differences in AEs compared to placebo.

Phase 2
Obese and inflamed type 2 diabetes subjects

NE3107:
- Decreased insulin resistance, postprandial glucose and HbA1c compared to placebo.
- Decreased inflammation-driven systems dysregulation of inflammatory, hematopoietic and metabolic parameters compared to placebo[2].
- Showed no differences in AEs compared to placebo.

[1] CRP is a nonspecific marker of inflammation that is increased in the brain and serum of patients with Alzheimer's disease (AD), and has been associated with increased risk of developing dementia
[2] Systems dysregulation in diabetes has been shown to increase risk for AD, and similar systems dysregulation of laboratory and clinical parameters is correlated with AD progression.

NE3107's ability to enhance insulin sensitivity reproduced humans in Phase 1 trial with impaired glucose tolerance patients

biovie

Improved insulin-dependent glucose disposal in 48 obese, inflamed subjects



HE3286
Day 29 M Value Change
3
2
1
0
-1
-2
-3
-4
r² = 0.54, P < 0.0001)
1 2 3 4 5 6 7 8 9 10
Baseline M



Placebo
Baseline M
3 4 5 6 7 8
Day 29 M Value Change
0
-1
-2
-3
-4
r² = 0.004, P < 0.9)

Day 29 Glucose disposal rate (M, measured in mg/kg/min in glucose clamp studies) value change as a function of baseline M

Reading 2013 *Obesity 21 E343*

Note: NE3107 was originally known as HE3286 from Hollis Eden Pharmaceuticals

Insulin sensitizing improvement also brought improvements in AD indicators

biovie

In a Phase 1 study 48 obese subjects with impaired glucose tolerance, NE3107 ...

Increased insulin sensitivity ... ... increased HDL ... ... decreased CRP ... ... and increased adiponectin


Proportion of patients with improvements (%)
**
52
0
**
75
0
27
0
All
<4.2
>4.2
*
52
9
*
58
0
45
17
All
<4.2
>4.2
*
73
36
*
91
20
50 50
All
<4.2
>4.2
Placebo
HE3286
Baseline M***


Adiponectin
(Day 28 Change)
μg/mL
3
2
1
0
-1
-2
*
All
Placebo
HE3286

* Fischer's exact test p<0.05 **p<0.01
*** Baseline glucose disposal rate (M) measured in mg/kg/min. Median baseline is 4.2
Source: Reading 2013 *Obesity 21 E343*
Note: NE3107 was originally known as HE3286 from Hollis Eden Pharmaceuticals

NE3107's ability to enhance insulin sensitivity reproduced in humans in Phase 2 trial with T2D patients

biovie

Improved the homeostatic model assessment of insulin resistance ...



ΔHOMA2 IR
3
2
1
0
−1
−2
HE3286
Placebo

Cohort 1 baseline MCP-1 > 40 pmol/L individual subject changes in homeostatic model assessment of insulin resistance at Day 84

... decreased postprandial glucose ...



Δ1,5-anhydroglucitol (μmol/L)
40
30
20
10
0
−10
−20
−30
HE3286
Placebo

Pooled cohorts 1 and 2 changes at Day 84

... decreased HbA1c ...



ΔnHbA1c (%HB)
1
0
−1
−2
−3
HE3286
Placebo

Day 112 cohort 2 baseline BMI > 31 kg/m²

... decreased insulin resistance in inflamed T2D patients

Effect	Value	Change		P	Test[§]
		HE3286	Placebo		
ΔHOMA2 IR[c]	Day 84 mean	−0.1	+0.4	0.02	t-test

Reading 2013 *Mediators Inflamm* 814989
Note: NE3107 was originally known as HE3286 from Hollis Eden Pharmaceuticals

Inflammation drives systems dysregulation

- Patients with increasing metabolic disease show greater variability for individual hematology, metabolic and chemistry values
- Indicates increasing dysregulation



RBC
Hct
MCV
MCH
MCHC
Hb
HbA1c
Platelets
Fasting glucose
Cholesterol
HDL
LDL
CV
Healthy DL IGT Naïve MET

DL: dyslipidemic placebo group, IGT: impaired glucose tolerant placebo group, Naïve: treatment-naïve uncontrolled T2DM placebo group, MET: uncontrolled T2DM placebo group on a stable dose of metformin

Hb: hemoglobin, Hct: hematocrit, RBC: red blood cell count, MCV: mean cell volume, MCH: mean corpuscular hemoglobin, MCHC: mean corpuscular hemoglobin concentration, HbA1c: hemoglobin A1c, HDL: high density lipoprotein cholesterol, LDL: low density lipoprotein cholesterol.

#Statistically Significant Welch ANOVA). *Statistically significant 2-sided *FF* test.

Reading 2013 *Mediators Inflamm 814989*

NE3107 decreased systems dysregulation in a Phase 2 study in advanced T2D patients

- Heteroscedasticity* investigated by analyzing data distributions for normality (Shapiro-Wilks *W* test)
  - Deviations from normal distribution represents dysregulation
- Placebo patients had significantly abnormal data distributions after 84 days of treatment whereas NE3107 subjects did not
  - Placebo patients had many parameters that significantly deviated from normal distribution (i.e., dysregulated)
  - NE3107 treatment reduced systems dysregulation

Group	Cohort 1	MCP-1 > 40	Cohort 2	BMI > 31
HE3286	n=44	n=22	n=35	n=12
Placebo	n=51	n=25	n=34	n=15

Group	Day	Parameter	HE3286 *W* test *P*	Placebo *W* test *P*
Cohort 1	84	ΔInsulin[d]	>0.1	**<0.0001**
		ΔC-peptide	>0.1	**<0.0001**
		ΔFasting glucose	>0.1	**0.02**
		ΔHOMA2 %B	>0.1	**<0.0001**
		ΔHOMA2 IR	>0.1	**0.002**
		Δleptin	>0.1	**0.005**
Cohort 1 MCP-1 > 40[b]	84	ΔHbA1c	>0.1	**0.006**
		ΔFasting glucose	>0.1	**0.02**
		ΔHOMA2 %B	>0.1	**<0.0001**
Cohort 2	84	ΔnHbA1c	>0.1	**0.04**
		ΔInsulin	>0.1	>0.1
		ΔFasting glucose	>0.1	**0.03**
		ΔHOMA2 %B	>0.1	>0.1
		ΔMCP-1	>0.1	**0.005**
		ΔTriglycerides	>0.1	**<0.0001**
	112	ΔnHbA1c	>0.1	**0.0007**
		ΔInsulin	>0.1	>0.1
		ΔFructosamine	>0.1	**0.002**
		ΔHOMA2 %B	>0.1	**<0.0001**
Cohort 2 BMI > 31[c]	84	ΔHOMA2 %B	>0.1	**0.007**
		ΔMCP-1	>0.1	>0.1
		ΔTriglycerides	>0.1	>0.1
	112	ΔInsulin	>0.1	**<0.0001**
		ΔC-peptide	>0.1	**<0.0001**
		ΔHOMA2 %B	>0.1	**<0.0001**
		ΔHOMA2 IR	>0.1	**<0.0001**

*Heteroscedasticity describes differences in variances between groups.
Reading 2013 *Mediators Inflamm* 814989
Note: NE3107 was originally known as HE3286 from Hollis Eden Pharmaceuticals

Systemic inflammation and co-morbidity as drivers of cognitive decline

biovie


INFLAMMATORY CO-MORBIDITY
severe or prolonged
moderate & acute
inflammation
STRONG
WEAK
microbial products
cytokines
prostaglandins
adipokines
hypo-perfusion
insulin resistance
PRIOR STATE
NORMAL BRAIN
neuronal integrity
synaptic integrity
quiescent microglia
PRIOR PATHOLOGY
amyloidosis
synaptic loss
neuronal death & primed or activated microglia
exacerbation of CNS inflammation
synaptic loss, dendritic alterations, neuronal apoptosis
suppression of BDNF, impaired neurogenesis, memory dysfunction
altered hypothalamic function
INCREASED DEMENTIA RISK


INFECTION
SURGERY INJURY
ARTHRITIS
trigger
MICROBIAL PRODUCTS
LPS, PGN, nucleic acid
ALARMINS
HMGB1, ATP, nucleic acid
ALARMINS
inflammatory stimuli
Multiple tissues
Joints
inflamed tissue
IL-1, TNF, IL-6, IFNα/β, NO, ROS, prostaglandins, chemokines
mediators
SYSTEMIC INFLAMMATION
AFFERENT NERVES (e.g. vagus)
CIRCUMVENTRICULAR ORGANS
BRAIN ENDOTHELIUM
routes to brain
MORE RAPID DEMENTIA PROGRESSION
outcome


systemic inflammatory events
cognitive decline (% intact)
100
90
80
70
60
50
40
disease+acute SIEs
disease w/o acute SIE
normal+acute SIEs
disease+chronic inflammation
1
2
3
SIE
recovery
4
5
SIE
recovery
6
7
SIE
recovery
8
disease progression

SIEs: serious inflammatory events

Cunningham 2015 *Alzheimers Res Ther 7 33*

Initiating Pivotal Phase 3 for Alzheimer's Disease

biovie

- NE3107 data from preclinical studies support the following hypotheses to be evaluated in the Phase 3 study:
  - Reduces inflammation and enhances insulin sensitivity, both of which have been shown to reduce AD pathology
  - NE3107 blocks EPIC, upstream from amyloid beta and phospho-tau, further reducing inflammation
  - Neuroprotection in models of PD, optic neuritis and glaucoma
  - Absence of toxicity and thus well suited for chronic use
  - Reduces systems deregulation (enhances homeostasis)
  - Crosses blood brain barrier (BBB)
- >80% of AD patients also have (or developing) Type 2 Diabetes
- >4,000 scientific publications support the role of inflammation and insulin resistance in AD
  - Insulin resistance in AD is caused by inflammatory kinase cascades
- While NE3107 has not been studied directly in AD patient, its impact on inflammation, insulin resistance is expected to directly translate to benefits in AD
  - Decreased inflammation ➔ increased insulin sensitivity ➔ decrease in rate of cognitive decline
  - Potential for enhancement of cognition due to insulin's role in the brain

NM101: Phase 3 trial in mild to moderate Alzheimer's disease, NCT04669028

bioVie

A Phase 3, Double-blind, Randomized, Placebo-controlled, Parallel Group, Multicenter Study of NE3107 in Patients who have Mild to Moderate AD

- Pivotal study for Alzheimer's disease. Two weeks each of 5 mg and 10 mg BID dose titration followed by 26 weeks of 20 mg twice daily vs. placebo, approximately 160 subjects in each arm, 80% power
- Diagnosed with AD and without evidence of a vascular contribution. Mild to moderate disease. CDR 1-2. MMSE 14-24.
- 60-85 years old, males and females
- Randomization stratified by MMSE and Homeostatic Model Assessment 2 Insulin Resistance (HOMA2)
- Co-primary endpoints
  - Mean change from Baseline to Week 30 in the eleven-question form of the Alzheimer's Disease Assessment Scale-Cognitive (ADAS-Cog 12) comparing the NE3107 group to the placebo group
  - Mean change from Baseline to Week 30 in Alzheimer's Disease Cooperative Study-Clinical Global Impression of Change (ADCS-CGIC) comparing the NE3107 group to the placebo group
- Secondary endpoints
  - ADCS-ADL (functional), ADCOMS (4 Alzheimer's Disease Assessment Scale–cognitive subscale items, 2 Mini-Mental State Examination items, and all 6 Clinical Dementia Rating-Sum of Boxes items), NPI-12 (care-giver rating of behavioral changes), MMSE, CDR
  - Glycemic control: HOMA2, Mean Amplitude of Glycemic Excursion (MAGE) using continuous glucose monitoring, fructosamine levels, post-prandial glucose and fasting blood glucose vs time.
  - MRI total hippocampus volume change, baseline to end of treatment in a subset of approximately 50% of active and placebo subjects
  - Target engagement assessed in a small subset of active and placebo subjects using PET to quantify cortical glucose utilization

NE3107's Potential Applicability

biovie

Alzheimer's Disease	• Inflammation → insulin resistance → impact on cognition • NE3107 inhibits inflammation and insulin resistance
Parkinson's Disease	• Inflammation & insulin resistance in low dopamine environments → Parkinsonism • NE3107 equally pro-motoric as levodopa, delays onset of levodopa induced dyskinesia, and neuroprotective in preclinical models
Multiple Myeloma	• MM cells secrete cytokines (eg, TNFα) and chemokines (eg, MCP-1) that stimulate inflammation • Targets NFκB, ERK, TNF α, MCP-1, and IL-6 implicated in MM
Prostate Cancer	• NFκB/ERK drives IL-23 and IL-6 production, leading to castrate-resistant prostate cancer • Targets ERK-dependent IL-23 and IL-6 production and may inhibit formation of CRPC

Portfolio Revenue Potential

		Conservative Company Estimates		
	U.S. Intellectual Property	US Patient Population	US Peak Sales Potential	Global Sales Potential
BIV201: Refractory Ascites	Orphan Drug; Patent-pending formulation	20,000	$450 million	>$900 million
BIV201: HRS-AKI	Orphan Drug; Patent-pending formulation	17,000	$250 million	>$400 million
NE3107: Alzheimer's	Compound patent thru 2030[1]	6.1 million	$7 billion	>$10 billion
NE3107: Parkinson's	Compound patent thru 2030[1]	1.0 million	$1.5 billion	>$3 billion
NE3107: Oncology	Compound patent thru 2030[1]	TBD	TBD	TBD

[1] U.S. patent 8,252,947. Expiration excludes any term extension that we may be entitled to under 35 U.S.C. § 156.

Targeting Neuroinflammation in Alzheimer's Disease

bioVie

- Extensive study data supports reducing neuroinflammation as the **key to slowing/reversing cognitive decline**
- Other companies focused on this target:

Company	Exchange:Ticker	Drug Candidate	Clinical Status[1]	Mechanism of action	Market Cap ($mm)[2]
BioVie Inc.	Nasdaq: BIVI	NE3107	Phase 3	Inhibits ERK/NFkB neuroinflammation Inhibits insulin resistance	$305
Cortexyme, Inc.	Nasdaq: CRTX	Atuzaginstat	Phase 2/3	Inhibits P. gingavalis toxin	$2,046
Cassava Sciences	Nasdaq: SAVA	Simufilam	Phase 2	Restores filamin A	$4,064
Athira Pharma	Nasdaq: ATHA	ATH-1017	Phase 2	Activates neuron regenration	$387
Vaccinex	Nasdaq: VCNX	VX15	Phase 1/2	Ab to SEMA4D neuroinflammation	$67
Annovis	NYSE: ANVS	ANVS-401	Phase 1/2	Decreases APP & Tau	$344
InmuneBio	Private	XPRO1595	Phase 1	dN TNF neuroinflammation	NA
Denali Therapeutics	Nasdaq: DNLI	DNL788	preclinical	RIPK1 inhibitor, TNFR pathway	$6,415

- NE3107 has significant advantages over competition
  - Phase 3 clinical studies initiated with data readout targeted for late 2022
  - Inhibits ***both*** overarching mechanisms of AD pathology: inflammation and insulin resistance
  - Inhibits proinflammatory pathways without impacting homeostasis

[1] As reported in Clinicaltrials.gov on 8/2/21.
[2] Closing value on 8/5/21

Catalysts & Anticipated Timelines (US)

biovie


2021
2022
2023
2024
2025
Q1
Q2
Q3
Q4
Ascites
Phase 2b
Phase 3
HRS-AKI
Phase 3
Alzheimer's
Phase 3*
?
Trials for global registration
Parkinson's
Phase 2a
Phase 3
Multiple Myeloma
Preclinical
Phase 2
Phase 3
Prostate Cancer
Preclinical
Phase 2
Phase 3
File NDA
Launch

* One FDA-authorized pivotal Phase 3 may be sufficient for U.S. registration with very strong data.

Capitalization Table

biovie

As of June 30, 2021	
Common shares outstanding	22,333,324
Warrants (WAEP: $10.37)	158,761
Options (WAEP: $13.85)	755,200
Fully-diluted shares outstanding	**23,247,284**

Investment Highlights

biovie

- Multiple shots on goal focused on unmet medical needs: advanced liver disease, neurodegenerative, oncology
- BIV201: Orphan drug candidate in Phase 2b for refractory ascites; readout anticipated in early 2022. HRS-AKI trials planned.
- NE3107: inhibitor of pathologic inflammation and insulin resistance without toxicity and immunosuppression in studies to-date. Alzheimer's Phase 3 study initiated. Phase 2 for Parkinson's, multiple myeloma, prostate cancer follow
- Capital efficient development plans with expected near-term data readouts

Thank You